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Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
April 15, 2004	Dan Quinn	Sally Curley
	(617) 768-6849	(617) 768-6140

Genzyme Reports Financial Results for First Quarter

        CAMBRIDGE, Mass.—Genzyme Corporation (Nasdaq: GENZ) today reported financial results for the first quarter of 2004. Genzyme achieved strong sales growth in its three largest products—Cerezyme® (imiglucerase for injection), Renagel® (sevelamer hydrochloride), and Fabrazyme® (agalsidase beta). Total revenues rose to $491.3 million, from $314.0 million in the same period a year ago.

        Genzyme consolidated its capital structure on June 30, 2003, by eliminating its tracking stocks. Therefore, financial results for the first two quarters of 2003 reflect only the performance Genzyme General, while subsequent quarters include the entire corporation.

        Net income for the first quarter of 2004 was $67.9 million, or $0.29 per diluted share, compared with $61.9 million, or $0.28 per diluted share, for the first quarter a year earlier.

        Excluding special items and amortization, net income was $85.6 million, or $0.37 per share, compared with $68.0 million, or $.31 per share, for the first quarter of 2003. Special items included a charge of $1.8 million from the sale of inventory acquired from SangStat Medical Corp. Amortization of $26.2 million included the acquisitions of SangStat and Alfigen, Inc.

        "We had an excellent first quarter, building on the strong momentum we achieved in 2003," said Henri A. Termeer, chairman and chief executive officer of Genzyme Corporation. "We executed well across our businesses, increasing revenue while making progress in our pipeline. By mid-year we plan to expand our commercial presence in oncology through two strategic acquisitions. These steps position Genzyme well for continued growth in the future."

        Selling, general and administrative (SG&A) expenses totaled $143.2 million for the quarter, compared with $85.2 million in the first quarter of 2003. This total includes spending related to the U.S. launch of Fabrazyme, the continued global expansion of Renagel, the cost of new manufacturing facilities that are not yet operational, and the integration of the tracking stocks and SangStat.

        Research and development spending totaled $92.8 million, compared with $56.3 million in the first quarter of 2003. This quarter the R&D total reflects the impact of FIN 46, a recent FASB rule which results in the consolidation of Genzyme's joint venture with Dyax Corp.

        Genzyme recorded net interest expenses of $2.7 million during the quarter, compared with net interest income of $7.0 million in the first quarter of 2003. The company issued new 1.25 percent subordinated notes in December of 2003. On May 20, 2004 Genzyme intends to use part of the proceeds from these notes to redeem $575 million in outstanding 3 percent debentures, which will reduce interest expenses going forward.

        Genzyme ended the first quarter of 2004 with $1.2 billion in cash and investments. The company's effective net tax rate was 30 percent for the first quarter, compared with 26 percent in the first quarter of 2003.

        In the second quarter of 2004, Genzyme expects GAAP earnings to be in the range of $.32 to $.34 per diluted share. Excluding expected amortization of $26.2 million, earnings are expected to be in the range of $.39 to $.41 per share.

        Genzyme announced its intention during the first quarter to acquire ILEX Oncology in an approximately $1 billion stock transaction, and to purchase all of the assets of the Physician Services business unit of IMPATH, Inc. for $215 million in cash. These acquisitions remain on track to close in mid-2004.

        Upon closing, the ILEX acquisition will bring Genzyme a marketed cancer product, a pipeline of late-stage cancer therapies, and a strong cancer development and commercialization team. Completion of the IMPATH transaction will strengthen Genzyme's presence in oncology diagnostics focused on solid-tumor and blood-based cancers. Together, these transactions will significantly expand Genzyme's presence across the entire continuum of oncology patient care, from diagnosis to treatment.

Product Revenues

        Genzyme's revenues are reported within six product groups: Renal, Therapeutics, Biosurgery, Transplant, Diagnostic Products and Services, and Other.

        Within the Renal business, revenues for Renagel were $83.5 million in the first quarter, approximately 42 percent higher than the $58.8 million recorded in the same quarter of 2003. International sales grew approximately 80 percent from the same period last year, fueled by expansion into new markets in Europe and South America. In addition to Renagel sales, revenue totals include royalties and sales of bulk sevelamer to Chugai Pharmaceutical Co. Ltd., Genzyme's commercial partner in Japan.

        Renagel's year-on-year increase worldwide has come from solid growth in the number of patients using the drug, and from a rise in the average dose that patients are taking. These changes have been aided by the publication of the K/DOQI guidelines last fall, which identified Renagel as a first-line option for lowering phosphorus, and recommended aggressive new targets for serum phosphorus and calcium levels. Renagel controls serum phosphorus in Stage 5 patients with chronic kidney disease on hemodialysis.

        Total Therapeutics revenue for the quarter was $255.1 million, approximately 35 percent higher than the $189.2 million recorded in the first quarter of 2003. Within this unit, sales of Fabrazyme enzyme replacement therapy for Fabry disease were $38.1 million, compared with $11.8 million recorded in the first quarter of 2003 and $31.9 million in the previous quarter. Approximately $15.8 million of this total came from the United States, where sales of Fabrazyme have grown strongly since the product was launched in May, 2003.

        In late March, the Japanese Ministry of Health, Labor and Welfare approved reimbursement for Fabrazyme. Genzyme began the commercial launch in Japan during the second quarter.

        Sales of Cerezyme enzyme replacement therapy for Type 1 Gaucher disease were $203.0 million for the quarter, up 21 percent from $167.2 million in 2003.

        Sales of Genzyme's newest therapeutic product, Aldurazyme® (laronidase) enzyme replacement therapy for patients with MPS I, were $7.3 million for the quarter, compared with $6.7 million in the fourth quarter of 2003. Aldurazyme was launched in the United States and Europe in mid-2003 through a joint venture with BioMarin Pharmaceutical, Inc.

        Revenue from sales of Thyrogen® (thyrotropin alfa for injection), an adjunctive diagnostic used in follow-up screenings of thyroid cancer patients, rose to $14.0 million for the quarter, from $9.7 million in the same quarter of 2003. Strong sales growth has been supported by the recent publication of new oncology clinical practice guidelines and consensus papers that confirm Thyrogen's role in monitoring patients with well-differentiated thyroid cancer.

        Genzyme has completed a comparative clinical trial of Thyrogen in the ablation of thyroid cancer tumors, and is completing a phase 1 trial of Thyrogen for goiter. The ablation results are expected to be reported during the first half of the year.

        Total revenues from Biosurgery products were $47.7 million for the quarter. Sales of this unit's leading product, Synvisc® (hylan G-F 20), which is used to treat knee pain from osteoarthritis, were $22.4 million, compared with $27.9 million in the same quarter last year. This quarter's revenues were impacted by Medicare pricing changes, the launch of a competitive product and inventory reductions by Genzyme's U.S. marketing partner in preparation for the launch of this competitive product. Synvisc end-user demand remains strong.

        Genzyme has made substantial progress in its efforts to expand the indications for Synvisc, and to develop next-generation versions of the product. Patients are being enrolled in a pivotal clinical trial in the U.S. for Synvisc in the hip, an indication already approved in Europe. Patients are also enrolled in open-label European trials of Synvisc in the shoulder and ankle. Additionally, Genzyme anticipates launching a phase 1 trial in the second half of the year of a next-generation version of Synvisc.

        Also in the Biosurgery product area, Genzyme anticipates receiving FDA approval for Hylaform during the quarter. Hylaform is a hyaluronic acid-based cosmetic dermal filler for the treatment of soft tissue contour deficiencies such as wrinkles.

        Revenues for Genzyme's Transplant business were $36.2 million. Sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) and Lymphoglobuline® (anti-Thymocyte-globulin, equine), used in conjunction with immunosuppressive drugs to treat acute rejection in renal transplant patients, were $25.0 million for the quarter, compared with $25.1 million in the fourth quarter of 2003. Genzyme announced on April 1 that it had licensed to Procter & Gamble Pharmaceuticals the rights to develop and market the investigative drug candidate RDP58 for the treatment of gastrointestinal and other disorders.

        Revenues for Genzyme's Diagnostic Products and Services businesses rose to $52.1 million for the first quarter of 2004, from $47.7 million in the same quarter of 2003, led by increased demand for carrier testing in cystic fibrosis and other rare diseases.

        Other revenues—including sales of WelChol® (colesevelum hydrochloride) and pharmaceutical intermediates, along with oncology research revenue—totaled $16.6 million for the quarter.

Pipeline Update

        Genzyme made substantial progress in the first quarter in advancing its near- and long-term pipeline of products in development for a range of conditions.

        Enrollment is nearly complete in two pivotal clinical trials of Myozyme® (alglucosidase alfa), an investigational enzyme replacement therapy for Pompe disease. Enrollment is also proceeding rapidly in Genzyme's observational study of approximately 60 patients with mild to moderate late onset Pompe disease, which will help to define the parameters of a subsequent treatment study.

        Preliminary results are expected in the second quarter from a phase 2 study of DX-88, which is being developed by Genzyme and its partner, Dyax Corp., for the treatment of hereditary angioedema (HAE). DX-88 has received orphan drug designation for the treatment of HAE in the U.S. and European Union.

        Genzyme expects to announce full results on May 2 from its phase 2 clinical trial of tolevamer, an investigational polymer therapy for patients with Clostridium difficile associated diarrhea. The results will be presented at the European Congress of Clinical Microbiology and Infectious Diseases meeting in Prague.

        In multiple sclerosis, Genzyme has shifted its focus from Genz-29155 to an alternative internally developed compound due to safety issues observed in the phase 1 trial, which has been suspended.

        Genzyme will present preliminary results from its phase 1 study of a small molecule oral iron chelator being developed for thalassesmia, a form of chronic anemia, at a meeting of the European Society for Clinical Investigation. The European Agency for the Evaluation of Medicinal Products has granted Genzyme orphan drug status for this indication.

        Genzyme has enrolled the first patients in a phase 1/2 trial of DENSPM, a small molecule developed for use in liver cancer, an indication that has orphan drug status.

        Enrollment has also begun in a phase 1 trial of GENZ-112638, a small molecule substrate inhibitor being developed as an oral treatment for one or more lysosomal storage disorders. The goal of this early-stage program is to develop a next generation treatment for a lysosomal storage disorder.

        Genzyme Corporation is a global biotechnology company dedicated to making a major positive impact on the lives of people with serious diseases. The company's broad product portfolio is focused on rare genetic disorders, renal disease, osteoarthritis and immune-mediated diseases, and includes an industry-leading array of diagnostic products and services. Genzyme's commitment to innovation continues today with research into novel approaches to cancer, heart disease, and other areas of unmet medical need. More than 5,600 Genzyme employees in offices around the globe serve patients in over 80 countries.

        This press release contains forward-looking statements, including Genzyme's second quarter financial projections, Genzyme's intention to redeem its outstanding 3% debentures, Genzyme's acquisition plans, the timing of Genzyme's announcement of clinical trial results for several product candidates, Genzyme's expectations regarding FDA approval of Hylaform and other statements regarding Genzyme's future performance and strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecast in these forward-looking statements. These risks and uncertainties include, among others, Genzyme's ability to successfully complete preclinical and clinical development of its product candidates, including Myozyme; the content and timing of submissions to and decisions made by the FDA and other regulatory authorities; Genzyme's ability to manufacture products and product candidates in a timely and cost effective manner; Genzyme's ability to expand the use of current products in existing and new indications, including Renagel, Synvisc, Thymoglobulin, and Thyrogen; Genzyme's ability to maintain and obtain regulatory approvals for products and services; Genzyme's ability to successfully identify and market to new patients; the accuracy of Genzyme's estimates regarding patient populations; Genzyme's success in marketing its products and services against new and existing competitive products and services; the availability and amount of reimbursement for Genzyme's products and services from third-party payors; Genzyme's ability to consummate expected acquisitions and its success at integrating those businesses, including ILEX Oncology and IMPATH, Inc.; Genzyme's ability to effectively manage inventory levels; changes in legislation and regulations affecting the sale of Genzyme's products and services; and the other factors described in Genzyme's periodic filings with the Securities and Exchange Commissions. Please see the disclosure under the heading "Factors Affecting Future Operating Results" in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Annual Report on Form 10-K for the year ending December 31, 2003, for a more complete discussion of these and other risk factors. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of April 15, 2004, and Genzyme undertakes no obligation to update or revise the statements.

        Genzyme®, Cerezyme®, Fabrazyme®, Renagel®, Thyrogen®, Myozyme® and Synvisc® are registered trademarks of Genzyme Corporation. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. WelChol® is a registered trademark of Sankyo Pharma Inc. SangStat®, Thymoglobulin® and Lymphoglobulin® are registered trademarks of SangStat Medical Corporation or its subsidiaries. All rights reserved.

Conference Call Information

        There will be a conference call today at 11:00 a.m. EST to discuss Genzyme Corporation's first quarter 2004 financial results. If you would like to participate in the call, please dial 719-457-2642. A replay of this call will be available from 2:30 p.m. EST today through midnight on April 22 by dialing 719-457-0820. Please refer to reservation number 395372. This call will also be Webcast live on the investor events section of www.genzyme.com

Upcoming Events

        Genzyme will be host its annual investor meeting on May 7 in New York City. A webcast of this meeting will be available live on the investor events section of www.genzyme.com

        Genzyme will report its second quarter financial results on July 14. If you would like to participate in the call please dial (719) 457-2642. Please check www.genzyme.com one week prior to the reporting date for any changes to this information.

# # #

        Genzyme's press releases and other company information are available at www.genzyme.com and by calling Genzyme's investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.

GENZYME GENERAL

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

Quarter Ended March 31, 2004

(Amounts in thousands, except per share data)

	NON-GAAP Before Effect of FIN 46, Charges & Amortization	Sangstat Acquisition- Related Costs	Amortization	NON-GAAP Before Effect of FIN 46	Effect of FIN 46	GAAP As Reported
Income Statement Classification:
Cost of products and services sold	$(125,127)	$(1,835)		$(126,962)		$(126,962)
Selling, general and administrative	$(143,198)			$(143,198)	$(22)	$(143,220)
Research and development	$(90,514)			$(90,514)	$(2,302)	$(92,816)
Amortization of intangibles	$—		$(26,245)	$(26,245)		$(26,245)
Equity in loss of equity method investments	$(4,993)			$(4,993)	$1,162	$(3,831)
Minority interest	$—			$—	$1,162	$1,162
Summary:
Pretax profit	$124,798	$(1,835)	$(26,245)	$96,718	$—	$96,718
Provision for income taxes	(39,157)	675	9,658	$(28,824)	$—	(28,824)

Net income	$85,641	$(1,160)	$(16,587)	$67,894	$—	$67,894

Net income per share:
Basic	$0.38	$(0.01)	$(0.07)	$0.30	$—	$0.30
Diluted	$0.37	$(0.01)	$(0.07)	$0.29	$—	$0.29
Weighted average shares outstanding:
Basic	225,711	225,711	225,711	225,711	225,711	225,711
Diluted	231,917	231,917	231,917	231,917	231,917	231,917

GENZYME GENERAL (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q1-03	Q2-03	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q1-04 vs. Q1-03 % B/(W)	FY 2002	FY 2003(1)	YTD 03/31/04(1)
Total revenues:
Renal
Renagel phosphate binder (including Sevelamer)	$58,766	$66,002	$75,468	$81,465	$83,523	42%	$156,864	$281,701	$83,523
Other Renal	—	—	—	—	—	—	—	—

Total Renal product and service revenue	58,766	66,002	75,468	81,465	83,523	42%	156,864	281,701	83,523
Renal R&D revenue	—	—	—	—	—	—	—	—

Total Renal	58,766	66,002	75,468	81,465	83,523	42%	156,864	281,701	83,523

Therapeutics
Cerezyme enzyme	167,187	184,724	189,223	192,683	202,970	21%	619,184	733,817	202,970
Fabrazyme enzyme	11,846	15,430	21,452	31,889	38,103	222%	26,101	80,617	38,103
Thyrogen hormone	9,714	9,790	11,405	12,529	13,997	44%	28,270	43,438	13,997
Other	407	448	499	448	39	(90%)	871	1,802	39

Total Therapeutics product and service revenue	189,154	210,392	222,579	237,549	255,109	35%	674,426	859,674	255,109
Therapeutics R&D revenue	—	1	—	—	—		834	1	—

Total Therapeutics	189,154	210,393	222,579	237,549	255,109	35%	675,260	859,675	255,109

Transplant
Thymoglobulin/Lymphoglobuline	—	—	4,898	25,055	25,012		—	29,953	25,012
Other products	—	—	2,421	11,946	11,222		—	14,367	11,222

Total Transplant product and service revenue	—	—	7,319	37,001	36,234		—	44,320	36,234
Transplant R&D revenue	—	—	—	—	—		—	—	—

Total Transplant	—	—	7,319	37,001	36,234		—	44,320	36,234

Biosurgery
Synvisc viscosupplementation product and services	—	—	29,754	25,825	22,363		—	55,579	22,363
Sepra products	—	—	11,951	14,008	14,212		—	25,959	14,212
Other Biosurgery	2,814	3,628	12,969	13,003	10,807	284%	12,828	32,414	10,807

Total Biosurgery product and service revenue	2,814	3,628	54,674	52,836	47,382	1584%	12,828	113,952	47,382
Biosurgery R&D revenue	—	—	4,721	406	321		—	5,127	321

Total Biosurgery	2,814	3,628	59,395	53,242	47,703	1595%	12,828	119,079	47,703

Diagnostics/Genetics
Diagnostic Products	23,196	22,554	21,116	21,722	23,370	1%	83,065	88,588	23,370
Genetic Testing	24,502	25,379	25,530	26,736	28,744	17%	89,745	102,147	28,744

Total Diagnostics/Genetics product and service revenue	47,698	47,933	46,646	48,458	52,114	9%	172,810	190,735	52,114
Diagnostic/Genetics R&D revenue	—	—	—	—	—		—	—	—

Total Diagnostics/Genetics	47,698	47,933	46,646	48,458	52,114	9%	172,810	190,735	52,114

Other
Other product and service revenue	15,062	18,919	21,487	16,242	14,784	(2%)	57,084	71,710	14,784
Other R&D revenue	551	788	4,084	2,174	1,784	224%	5,339	7,597	1,784

Total Other	15,613	19,707	25,571	18,416	16,568	6%	62,423	79,307	16,568

Total revenues	$314,045	$347,663	$436,978	$476,131	$491,251	56%	$1,080,185	$1,574,817	$491,251

GENZYME GENERAL (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q1-03	Q2-03	Q3-03(1)	Q4-03(1)	Q1-04(1)	Q1-04 vs. Q1-03 % B/(W)	FY 2002	FY 2003(1)	YTD 03/31/04(1)
Revenues:
Total product and service revenue	$313,494	$346,874	$428,173	$473,551	$489,146	56%	$1,074,012	$1,562,092	$489,146
Total R&D revenue	551	789	8,805	2,580	2,105	282%	6,173	12,725	2,105

Total revenues	314,045	347,663	436,978	476,131	491,251	56%	1,080,185	1,574,817	491,251
Total product and service gross profit	230,454	255,200	313,310	344,159	362,184	57%	808,194	1,143,123	362,184
SG&A expense	85,246	95,203	127,340	147,606	143,220	(68%)	323,683	455,395	143,220
R&D expense	56,329	58,834	82,974	97,588	92,816	(65%)	230,043	295,725	92,816
Amortization of intangibles	9,736	9,873	19,267	25,844	26,245	(170%)	38,998	64,720	26,245
Purchase of in-process research and development (2)	—	—	158,000	—	—		—	158,000	—
Charge for impaired assets (3)	—	—	7,996	—	—		13,986	7,996	—

Operating income (loss)	79,694	92,079	(73,462)	75,701	102,008	28%	207,657	174,012	102,008
Other income (expenses):
Equity in loss of equity method investments	(4,194)	(4,804)	(5,503)	(2,242)	(3,831)	9%	(16,858)	(16,743)	(3,831)
Gain (loss) on investments in equity securities	—	(3,620)	1,183	1,236	353		(14,497)	(1,201)	353
Minority interest	—	—	—	2,232	1,162		—	2,232	1,162
Gain on sale of product line (4)	—	—	—	1,709	—		—	1,709	—
Other	780	774	(338)	(222)	(324)	(142%)	(152)	994	(324)
Investment income	11,281	12,058	11,422	7,551	7,676	(32%)	48,944	42,312	7,676
Interest expense	(4,277)	(4,328)	(4,382)	(9,393)	(10,326)	(141%)	(17,847)	(22,380)	(10,326)

Income (loss) before income taxes	83,284	92,159	(71,080)	76,572	96,718	16%	207,247	180,935	96,718
Provision for income taxes	(25,491)	(29,378)	(24,653)	(19,270)	(28,824)	(13%)	(56,516)	(98,792)	(28,824)

Division net income (loss) before allocated tax benefits	57,793	62,781	(95,733)	57,302	67,894	17%	150,731	82,143	67,894
Allocated tax benefits	4,085	8,055	—	—	—	(100%)	27,795	12,140	—

Net income (loss) allocated to Genzyme General Stock (5)	$61,878	$70,836	$(95,733)	$57,302	$67,894	10%	$178,526	$94,283	$67,894

Net income (loss) per share of Genzyme General Stock-diluted (5,6,7)	$0.28	$0.32	$(0.43)	$0.25	$0.29	4%	$0.81	$0.42	$0.29

Weighted average shares outstanding-diluted (6,7)	220,432	222,867	222,000	229,970	231,917	5%	219,388	225,419	231,917

GENZYME GENERAL (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

	Q1-03	Q2-03	Q3-03(1)	Q4-03(1)	Q1-04(1)	FY 2002	FY 2003(1)	YTD 03/31/04(1)
Total product and service revenue	$313,494	$346,874	$428,173	$473,551	$489,146	$1,074,012	$1,562,092	$489,146
As a % of total product and service revenue:
Renagel (including Sevelamer)	19%	19%	17%	17%	17%	15%	18%	17%
Cerezyme enzyme	53%	53%	44%	41%	41%	58%	47%	41%
Fabrazyme enzyme	4%	4%	5%	7%	8%	2%	5%	8%
Thyrogen hormone	3%	3%	3%	3%	3%	3%	3%	3%
Thymoglobulin/Lymphoglobuline	0%	0%	1%	5%	5%	0%	2%	5%
Synvisc viscosupplementation product and services	0%	0%	7%	5%	5%	0%	3%	5%
Sepra products	0%	0%	3%	3%	3%	0%	2%	3%
Diagnostics/Genetics	15%	14%	11%	10%	11%	16%	12%	11%
Other	6%	7%	9%	9%	7%	6%	8%	7%
Total product and service gross margin	74%	74%	73%	73%	74%	75%	73%	74%
Total revenues	$314,045	$347,663	$436,978	$476,131	$491,251	$1,080,185	$1,574,817	$491,251
SG&A expense as % of total revenue	27%	27%	29%	31%	29%	30%	29%	29%
R&D expense as % of total revenue	18%	17%	19%	20%	19%	21%	19%	19%
Operating income (loss) as % of total revenue	25%	26%	(17% )	16%	21%	19%	11%	21%
Provision for income taxes as % of profit (loss) before tax	26%	23%	(35% )	25%	30%	14%	48%	30%

Balance sheet trends:	03/31/03	06/30/03	9/30/03(8)	12/31/03(8)	03/31/04(8)	12/31/02	12/31/03(8)	03/31/04(8)

Cash and all marketable securities	$1,205,571	$1,263,949	$869,912	$1,227,460	$1,235,859	$1,149,145	$1,227,460	$1,235,859
Other current assets	639,753	673,076	842,180	909,490	906,759	633,501	909,490	906,759
Property, plant and equipment, net	779,199	841,175	926,569	1,151,133	1,157,143	749,840	1,151,133	1,157,143
Intangibles, net	923,640	925,890	1,537,571	1,517,791	1,537,411	933,360	1,517,791	1,537,411
Other assets	106,746	122,556	151,084	198,654	208,345	89,955	198,654	208,345

Total assets	$3,654,909	$3,826,646	$4,327,316	$5,004,528	$5,045,517	$3,555,801	$5,004,528	$5,045,517

Current liabilities	$277,168	$284,563	$735,976	$392,025	$348,092	$274,872	$392,025	$348,092
Noncurrent liabilities	697,711	676,602	815,637	1,676,091	1,657,116	695,045	1,676,091	1,657,116
Stockholders' equity	2,680,030	2,865,481	2,775,703	2,936,412	3,040,309	2,585,884	2,936,412	3,040,309

Total liabilities and stockholders' equity	$3,654,909	$3,826,646	$4,327,316	$5,004,528	$5,045,517	$3,555,801	$5,004,528	$5,045,517

Notes:

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
Represents charges for the purchase of in-process research and development of $(158,000)K recorded in September 2003 related to our acquisition of SangStat Medical Corporation.

(3)
Includes impairment charges of $(7,996)K recorded in September 2003 to write down the assets of our FocalSeal business and $(13,986)K recorded in December 2002 to write off engineering costs related to a proposed manufacturing facility in Framingham, Massachusetts.

(4)
Represents the final adjustment to the net loss on the sale of our cardiothoracic devices business to Teleflex Inc. in accordance with the sale agreement. We recorded an estimated net loss of $(29,367)K in June 2003, which we allocated to the Biosurgery division. However, as a result of the elimination of our tracking stock capital structure effective July 1, 2003, the final adjustment to the net loss is allocated to Genzyme General.

(5)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(6)
For all periods except Q3-03, includes the dilutive effect of options, stock purchase rights and warrants allocated to Genzyme General but excludes the dilutive effect of the assumed conversion of the convertible subordinated notes and debentures allocated to Genzyme General because the conditions for conversion had not been met.

(7)
In Q3-03, excludes: (i) the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock because the effect would be anti-dilutive due to the net loss for the period; and (ii) the potentially dilutive effect of the assumed conversion of the convertible subordinated notes and debentures allocated to Genzyme General because the conditions for conversion had not been met.

(8)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our assets and liabilities are allocated to Genzyme General.

GENZYME GENERAL (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2004(1)	2003(1)
Total revenues	$491,251	$314,045

Operating costs and expenses:
Cost of products and services sold	126,962	83,040
Selling, general and administrative	143,220	85,246
Research and development	92,816	56,329
Amortization of intangibles	26,245	9,736

Total operating costs and expenses	389,243	234,351

Operating income	102,008	79,694

Other income (expenses):
Equity in loss of equity method investments	(3,831)	(4,194)
Gain on investments in equity securities	353	—
Minority interest	1,162	—
Other	(324)	780
Investment income	7,676	11,281
Interest expense	(10,326)	(4,277)

Total other income (expenses)	(5,290)	3,590

Income before income taxes	96,718	83,284
Provision for income taxes	(28,824)	(25,491)

Net income	$67,894	$57,793

Allocated to Genzyme General Stock(2):
Net income	$67,894	$57,793
Tax benefit allocated from Genzyme Biosurgery	—	2,322
Tax benefit allocated from Genzyme Molecular Oncology	—	1,763

Net income allocated to Genzyme General Stock	$67,894	$61,878

Net income per share of Genzyme General Stock:
Basic	$0.30	$0.29

Diluted (3)	$0.29	$0.28

Weighted average shares outstanding:
Basic	225,711	215,091

Diluted (3)	231,917	220,432

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our earnings are allocated to Genzyme General. Earnings or losses allocated to Genzyme Biosurgery and Genzyme Molecular Oncology prior to July 1, 2003 remain allocated to those divisions and are not affected by the elimination of our tracking stock structure.

(2)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(3)
Net income per share on a diluted basis and weighted average shares-diluted for both periods include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of our convertible subordinated debentures and notes because the conditions for conversion had not been met.

GENZYME GENERAL (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31, 2004(1)	December 31, 2003(1)
Cash and all marketable securities	$1,235,859	$1,227,460
Other current assets	906,759	909,490
Property, plant and equipment, net	1,157,143	1,151,133
Intangibles, net	1,537,411	1,517,791
Other assets	208,345	198,654

Total assets	$5,045,517	$5,004,528

Current liabilities	$348,092	$392,025
Noncurrent liabilities	1,657,116	1,676,091
Stockholders' equity	3,040,309	2,936,412

Total liabilities and stockholders' equity	$5,045,517	$5,004,528

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating assets and liabilities to Genzyme Biosurgery and Genzyme Molecular Oncology. From that date forward, all of our assets and liabilities are allocated to Genzyme General.

GENZYME CORPORATION

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Total revenues	$491,251	$381,859

Operating costs and expenses:
Cost of products and services sold	126,962	111,812
Selling, general and administrative	143,220	114,224
Research and development	92,816	75,631
Amortization of intangibles	26,245	17,505

Total operating costs and expenses	389,243	319,172

Operating income	102,008	62,687

Other income (expenses):
Equity in loss of equity method investments	(3,831)	(4,194)
Gain on investments in equity securities	353	—
Minority interest	1,162	—
Other	(324)	750
Investment income	7,676	11,614
Interest expense	(10,326)	(6,490)

Total other income (expenses)	(5,290)	1,680

Income before income taxes	96,718	64,367
Provision for income taxes	(28,824)	(18,998)

Net income	$67,894	$45,369

Net income (loss) per share:
Allocated to Genzyme General Stock(1):
Net income	$67,894	$57,793
Tax benefit allocated from Genzyme Biosurgery	—	2,322
Tax benefit allocated from Genzyme Molecular Oncology	—	1,763

Net income allocated to Genzyme General Stock	$67,894	$61,878

Net income per share of Genzyme General Stock:
Basic	$0.30	$0.29

Diluted (2)	$0.29	$0.28

Weighted average shares outstanding:
Basic	225,711	215,091

Diluted (2)	231,917	220,432

Allocated to Biosurgery Stock(1):
Net loss	—	$(14,102)
Allocated tax benefit	—	2,408

Net loss allocated to Biosurgery Stock	—	$(11,694)

Net loss per share of Biosurgery Stock—basic and diluted:	—	$(0.29)

Weighted average shares outstanding	—	40,578

Allocated to Molecular Oncology Stock(1):
Net loss and net loss allocated to Molecular Oncology Stock	—	$(4,815)

Net loss per share of Molecular Oncology Stock—basic and diluted	—	$(0.28)

Weighted average shares outstanding	—	16,939

(1)
Effective July 1, 2003, in connection with the elimination of our tracking stock structure, we ceased allocating earnings to Biosurgery Stock and Molecular Oncology Stock. From that date forward, all of our earnings are allocated to Genzyme General Stock. Earnings or losses allocated to Biosurgery Stock and Molecular Oncology Stock prior to July 1, 2003 remain allocated to those stocks and are not affected by the elimination of our tracking stock structure.

(2)
Net income per share on a diluted basis and weighted average shares-diluted for both periods presented include the dilutive effect of options, stock purchase rights and warrants to purchase shares of Genzyme General Stock, but exclude the potentially dilutive effect of the assumed conversion of our convertible subordinated debentures and notes because the conditions for conversion had not been met.

GENZYME CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	March 31, 2004	December 31, 2003
Cash and all marketable securities	$1,235,859	$1,227,460
Other current assets	906,759	909,490
Property, plant and equipment, net	1,157,143	1,151,133
Intangibles, net	1,537,411	1,517,791
Other assets	208,345	198,654

Total assets	$5,045,517	$5,004,528

Current liabilities	$348,092	$392,025
Noncurrent liabilities	1,657,116	1,676,091
Stockholders' equity	3,040,309	2,936,412

Total liabilities and stockholders' equity	$5,045,517	$5,004,528

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  Exhibit 99.1
Genzyme Reports Financial Results for First Quarter
Conference Call Information
Upcoming Events
GENZYME GENERAL RECONCILIATION OF GAAP TO NON-GAAP EARNINGS Quarter Ended March 31, 2004 (Amounts in thousands, except per share data)
GENZYME GENERAL (GENZ) Analyst Schedule (Unaudited, amounts in thousands, except percentage amounts)
GENZYME GENERAL (GENZ) Analyst Schedule (Unaudited, amounts in thousands, except percentage amounts)
GENZYME GENERAL (GENZ) Analyst Schedule (Unaudited, amounts in thousands, except percentage amounts)
GENZYME GENERAL (GENZ) Consolidated Statements of Operations (Unaudited, amounts in thousands, except per share amounts)
GENZYME GENERAL (GENZ) Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands)
GENZYME CORPORATION Consolidated Statements of Operations (Unaudited, amounts in thousands, except per share amounts)
GENZYME CORPORATION Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands)